Exhibit 2.21

Execution version

USD 340,000,000

LOAN AGREEMENT

dated 23 December 2013

for

MCE LEISURE (PHILIPPINES) CORPORATION

as Borrower

MELCO CROWN (PHILIPPINES) RESORTS CORPORATION

MCE HOLDINGS (PHILIPPINES) CORPORATION

MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION

as Guarantors

and

MCE (PHILIPPINES) INVESTMENTS LIMITED

as Lender

Execution version

Execution version

33.	Counterparts	79

34.	Governing Law	80

35.	Enforcement	80

SCHEDULE 1 THE ORIGINAL GUARANTORS		81

SCHEDULE 2 CONDITIONS PRECEDENT		82
Part IA Conditions precedent to signing of the Agreement		82
Part IB Conditions precedent to initial Utilisation		84
Part IC Conditions precedent to each Utilisation		85
Part II Conditions precedent required to be delivered by an Additional Obligor		86

SCHEDULE 3 UTILISATION REQUEST		88

SCHEDULE 4 FORM OF PROMISSORY NOTE		89

SCHEDULE 5 FORM OF ACCESSION DEED		91

SCHEDULE 6 FORM OF RESIGNATION LETTER		93

SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE		94

SCHEDULE 8 GROUP STRUCTURE CHART		95

This Agreement is dated 23 December 2013 and made between:

(1)	MELCO CROWN (PHILIPPINES) RESORTS CORPORATION, a corporation organized under the laws of the Philippines, with its principal office located at Aseana Boulevard corner Roxas Boulevard, Brgy. Tambo, Parañaque City, Philippines (the “Parent”);

MCE LEISURE (PHILIPPINES) CORPORATION, a corporation organized under the laws of the Philippines, with its principal office located at Aseana Boulevard corner Roxas Boulevard, Brgy. Tambo, Parañaque City, Philippines (the “Original Borrower”);

(2)	THE SUBSIDIARIES of the Parent listed in Schedule 1 (The Original Guarantors) as original guarantors (together with the Parent, the “Original Guarantors”); and

(3)	MCE (PHILIPPINES) INVESTMENTS LIMITED, a corporation organized under the laws of the British Virgin Islands, with its registered office located at Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands as lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution approved by the Lender.

“Accession Deed” means a document substantially in the form set out in Schedule 5 (Form of Accession Deed).

“Accounting Principles” means generally accepted accounting principles in the Philippines, including PFRS.

“Accounting Reference Date” means 31 December or such other date as may be specified or agreed by the Lender.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm specified or approved in advance by the Lender.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means, in relation to the Facility, the period notified as such by the Lender prior to the First Utilisation of the Facility

“Available Commitment” means, in relation to the Facility, the Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under the Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to the Facility, the aggregate for the time being of the Lender’s Available Commitment in respect of the Facility.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Hong Kong and Manila.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or any other government approved or notified by the Lender or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or such other jurisdiction approved or notified by the Lender;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(e)	any other debt security specified or approved by the Lender,

in each case, denominated in dollars or such other currency approved or notified by the Lender and to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Casino License” means the Provisional License and upon its issuance, the Regular Casino Gaming License, as the same may be amended, supplemented, or modified from time to time in accordance with the terms thereof.

“Change of Control” means MCE or the Lender cease directly or indirectly to:

(a)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 75% (or such other percentage as may be approved or notified by the Lender) of the maximum number of votes that might be cast at a general meeting of the Parent;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(iii)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; or

(b)	hold beneficially more than 75% (or such other percentage as may be approved or notified by the Lender) of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Commitment” means, in relation to the Lender, the amount of US$340,000,000 or such other amount as may be approved or notified by the Lender, to the extent not cancelled, reduced or transferred by it.

“Completion Date” means the date which the Lender is satisfied was the date on which the Project was fully complete and fully open to patrons for business or on which such other requirements as may be approved or notified by the Lender were met.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate), or in such other form, and setting out such information as the Lender may agree or specify.

“Constitutional Documents” means the articles of incorporation, by-laws, and any amendments thereof, of the Parent.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or trustee appointed by the Lender.

“Disposal” has the meaning given to that term in Clause 8.2 (Disposal and Insurance Proceeds).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Fee Letter” means any letter or letters from the Lender to the Parent setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any agreement, approval, consent, notice or specification given by the Lender under this Agreement, any Promissory Note, any MCE Confirmation, any Accession Deed, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Lender and the Parent.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (but not, in any case, Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) or are otherwise classified as borrowings under the Accounting Principles);

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles or specified as such by the Lender; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December each year or such other date as may be agreed or specified by the Lender.

“Group” means the Parent and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart set out in Schedule 8.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has

“Holding Account” means an account:

(a)	held by a member of the Group with an Acceptable Bank;

(b)	identified in a letter between the Parent and the Lender as a Holding Account; and

(c)	subject to Security in favour of the Lender which Security is in form and substance satisfactory to the Lender,

(as the same may be redesignated, substituted or replaced from time to time).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(iii)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(iv)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, database rights, design rights, domain names, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each Obligor (which may now or in the future subsist).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Opinion” means any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Mandatory Prepayment Account” means an interest-bearing account:

(a)	held by a Borrower with an Acceptable Bank;

(b)	identified in a letter between the Parent and the Lender as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Lender which Security is in form and substance satisfactory to the Lender; and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Material Adverse Effect” means in the reasonable opinion of the Lender a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole or the Project; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

“MCE” means Melco Crown Entertainment Limited, a limited liability company incorporated in the Cayman Islands (with registered number 143119) with registered address: Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9005, Cayman Islands.

“MCE Confirmation” means a notice identified as such given by MCE or the Lender to the Parent confirming or, as the case may be, specifying, modifying or varying the terms of this Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Note Agent” means Philippine National Bank Trust – Banking Group (or its permitted successor or assign) as facility agent for the Noteholders on the terms set out in the Notes Facility and Security Agreement.

“Note Documents” means the Note Facility and Security Agreement, the Note Guarantees and any other document or instrument which relates to the Notes and is identified as such by the Lender and notified to the Parent.

“Note Guarantees” means the guarantees provided by any Obligor to the Note Agent in respect of the Notes.

“Note Trustee” means Philippine National Bank Trust – Banking Group (or its permitted successor or assign) as trustee for the Noteholders on the terms set out in the Notes Facility and Security Agreement.

“Noteholders” means the holders of the Notes from time to time.

“Notes” means the PHP denominated senior notes due 2019 issued or to be issued by the Borrower and subject to the terms of the Notes Facility and Security Agreement.

“Notes Facility and Security Agreement” means the notes facility and security agreement entered into or to be entered into on or about the date hereof between (among others) the Borrower and the Note Trustee.

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.2 (Obligors’ Agent).

“Opening Date” means the date which the Lender is satisfied was the date on which the Project was first open to patrons or on which such other requirements as may be approved or notified by the Lender were met.

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Party” means a party to this Agreement.

“Permitted Acquisition” means, to the extent not notified or specified otherwise by the Lender:

(a)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(b)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(c)	an acquisition of securities which are Cash Equivalent Investments so long as those Cash Equivalent Investments become subject to the Transaction Security as soon as is reasonably practicable;

(d)	the incorporation of a company which on incorporation becomes a member of the Group, but only if:

(i)	that company is incorporated in the Philippines or such other jurisdiction as the Lender may specify or approve, with limited liability; and

(ii)	if the shares in the company are owned by an Obligor, Security over the shares of that company, in form and substance satisfactory to the Lender, is created in favour of the Lender within 30 days of the date of its incorporation;

(e)	an acquisition, for cash consideration, of (A) all of the issued share capital of a limited liability company or (B) (if the acquisition is made by a limited liability company whose sole purpose is to make the acquisition) a business or undertaking carried on as a going concern, but only if:

(i)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(ii)	the acquired company, business or undertaking is incorporated or established, and carries on its principal business in, the Philippines or such other jurisdiction as the Lender may specify or approve, and is engaged in a business substantially the same as that carried on by the Group; and

(iii)	the consideration (including associated costs and expenses) for the acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in the acquired company (or any such business) at the date of acquisition (when aggregated with the consideration (including associated costs and expenses) for any other Permitted Acquisition and any Financial Indebtedness or other assumed actual or contingent liability, in each case remaining in any such acquired companies or businesses at the time of acquisition (the “Total Purchase Price”) together with the amount of any investment in any Permitted Joint Venture) does not in any Financial Year of the Parent exceed in aggregate such amount as may be approved or notified by the Lender.

“Permitted Business” means, to the extent not notified or specified otherwise by the Lender, the Project and any other incidental or ancillary business necessary therefor and, in each case, carried on in the Philippines or such other jurisdiction as the Lender may specify or approve.

“Permitted Disposal” means, to the extent not notified or specified otherwise by the Lender, any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (b), is on arm’s length terms:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must give equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing at all times an amount no less than that guaranteed by the Disposing Company;

(c)	of assets (other than shares, businesses, Real Property or Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant and equipment for cash;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by Clause 19.24 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by Clause 21.10 (Joint ventures);

(h)	arising as a result of any Permitted Security; and

(i)	of assets (other than shares) for cash where the higher of the market value, book value and net consideration receivable (when aggregated with the higher of the market value, book value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed such amount in total during the term of this Agreement nor such amount in any Financial Year of the Parent as, in each case, may be approved or notified by the Lender.

“Permitted Distribution” means:

(a)	the payment of a dividend to the Parent or any of its wholly-owned Subsidiaries; and

(b)	the payment of a dividend by the Parent provided such payment has been approved by the Lender or otherwise satisfies any conditions therefor as may be approved or notified by the Lender.

“Permitted Financial Indebtedness” means, to the extent not notified or specified otherwise by the Lender, Financial Indebtedness:

(a)	arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade, but not a foreign exchange transaction for investment or speculative purposes;

(b)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 21.26 (Treasury Transactions);

(c)	arising under or pursuant to the Note Documents;

(d)	of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(e)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed at any time such amount as may be approved or notified by the Lender; and

(f)	not permitted by the preceding paragraphs or as a Permitted Transaction and the outstanding amount of which does not exceed in aggregate for the Group at any time such amount as may be approved or notified by the Lender.

“Permitted Guarantee” means, to the extent not notified or specified otherwise by the Lender:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	any guarantee of a Joint Venture to the extent permitted by Clause 21.10 (Joint ventures);

(d)	any guarantee permitted under Clause 21.21 (Financial Indebtedness);

(e)	any guarantee arising under or pursuant to the Note Documents;

(f)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”; or

(g)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations.

“Permitted Joint Venture” means, to the extent not notified or specified otherwise by the Lender, any investment in any Joint Venture where:

(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in the Philippines or such other jurisdiction as the Lender may specify or approve;

(b)	the Joint Venture is engaged in a business substantially the same as that carried on by the Group; and

(c)	in any financial year of the Company, the aggregate (the “Joint Venture Investment”) of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the higher of book value and market value of any assets transferred by any member of the Group to any such Joint Venture,

when aggregated with the Total Purchase Price in respect of Permitted Acquisitions in that Financial Year permitted pursuant to paragraph (e) of the definition of “Permitted Acquisition” does not exceed such amount as may be approved or notified by the Lender.

“Permitted Loan” means, to the extent not notified or specified otherwise by the Lender:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (d) of that definition);

(c)	a loan made to a Joint Venture to the extent permitted under Clause 21.10 (Joint ventures);

(d)	a loan made by an Obligor to another Obligor (provided that the creditor of such Financial Indebtedness shall grant security over its rights in respect of such Financial Indebtedness in favour of the Lender on terms acceptable to the Lender);

(e)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed at any time such amount as may be approved or notified by the Lender; and

(f)	any loan not permitted by any of the preceding paragraphs so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed at any time such amount as may be approved or notified by the Lender.

“Permitted Security” means, to the extent not notified or specified otherwise by the Lender:

(a)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of members of the Group which are not Obligors and (ii) such arrangement does not give rise to other Security over the assets of Obligors in support of liabilities of members of the Group which are not Obligors;

(c)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness, excluding any Security or Quasi-Security under a credit support arrangement;

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(e)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(f)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(g)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal;

(h)	any Security or Quasi-Security arising as a consequence of any finance or capital lease permitted pursuant to paragraph (e) of the definition of “Permitted Financial Indebtedness”;

(i)	any Security created in favour of the Note Trustee arising under or pursuant to the Note Documents;

(j)	any Security or Quasi-Security as may be approved or notified by the Lender; or

(k)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (h) above) does not exceed such amount as may be approved or notified by the Lender.

“Permitted Share Issue” means, to the extent not notified or specified otherwise by the Lender, an issue of:

(a)	ordinary shares by the Parent, paid for in full in cash upon issue and which by their terms are not redeemable and where (i) such shares are of the same class and on the same terms as those initially issued by the Parent and (ii) such issue does not lead to a Change of Control of the Parent; or

(b)	shares by a member of the Group which is a Subsidiary to its immediate Holding Company where (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

“Permitted Transaction” means, to the extent not notified or specified otherwise by the Lender:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents or the Note Documents;

(b)	transactions (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading on arm’s length terms; or

(c)	any transactions of any kind approved, notified or specified by the Lender.

“Project” means the integrated tourism resort located within Entertainment City, Metro Manila, the Philippines being developed by the Original Borrower and the SM Group and which, when completed will be solely operated and managed by the Original Borrower.

“Project Documents” means:

(a) Cooperation Agreement dated 25 October 2012 (as amended) between SM Investments Corporation (for itself and on behalf of the SM Group), Belle Corporation, and Premium Leisure and Amusement Inc. and the Original Borrower;

(b) Operating Agreement dated 13 March 2013 (as amended) between SM Investments Corporation, Belle Corporation, and PremiumLeisure and Amusement Inc., MCE Holdings (Philippines) Corporation, MCE Holdings No. 2 (Philippines) Corporation and the Original Borrower;

(c) Lease Agreement dated 25 October 2012 between Belle Corporation and the Original Borrower over the parcels of land located in Aseana Boulevard, Macapagal Avenue, Parañaque City, beneficially owned or leased by Belle; and

(d) such other documents as may be identified as such by the Lender.

“Promissory Note” means each note issued pursuant to this Agreement substantially in the form set out in Schedule 4.

“Provisional License” means the provisional license dated 12 December 2008 executed by Philippine Amusement and Gaming Corporation with SM Investments Corporation and the SM Group, including any amendments, supplements or restatements thereof.

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 21.15 (Negative pledge).

“Real Property” means:

(a)	any freehold, leasehold or immovable property; and

(b)	any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of that freehold, leasehold or immovable property.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Regular Casino Gaming License” means the regular casino gaming license to be issued to SM Investments Corporation, Belle Corporation, and Premium Leisure and Amusement Inc., MCE Holdings (Philippines) Corporation, MCE Holdings No. 2 (Philippines) Corporation and the Original Borrower in accordance with the provisions of the Provisional License.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Repayment Date” has the meaning given in Clause 6.1 (Repayment of Loans).

“ Repayment Instalment” has the meaning given in Clause 6.1 (Repayment of Loans).

“Repeating Representations” means each of the representations set out in Clause 19.2 (Status) to Clause 19.7 (Governing law and enforcement).

“Resignation Letter” means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Secured Parties” means the Lender and any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“SM Group” means SM Land, Inc., SM Hotels Corporation, SM Commercial Properties, Inc., SM Development Corporation.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means, in relation to the Facility, the final Repayment Date for the Facility.

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction Documents” means the Finance Documents and the Project Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Documents.

“Transaction Security Documents” means this Agreement, any document required and notified as such by the Lender (whether in an MCE Confirmation or otherwise, at any time) and any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents, including any supplements, amendments, and/or restatements thereof.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Utilisation Request).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Lender”, any “Obligor”, any “Party”, any “Secured Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Lender or, if not so agreed, is in the form specified by the Lender;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 18 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency symbols and definitions

(a)	“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

(b)	“PHP” denotes the lawful currency of the Republic of Philippines.

1.4	MCE Confirmation

This Agreement and each of the Finance Documents is made subject to any MCE Confirmation and shall only apply accordingly.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available a US dollar term loan facility in an aggregate amount equal to the Commitment.

2.2	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Lender and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	the Lender to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	payment of certain costs and expenses incurred by members of the Group (or the financing or refinancing thereof) in connection with the development, construction, installation, commissioning, fit-out, pre-opening and opening of the Project; and

(b)	the general corporate purposes of the Group provided that the same relates to or is in connection with the Project,

each as described in the MCE Confirmation or otherwise specified or approved by the Lender.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

Save to the extent notified or specified otherwise by the Lender, the Lender will only be obliged to comply with Clause 5.4 (Lender’s participation) in relation to any Utilisation under the Facility if, on or before the Utilisation Date for that Utilisation, the Lender has received all of the documents and other evidence listed in Part IA, Part IB and Part IC (as applicable) of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Parent promptly upon being so satisfied.

4.2	Further conditions precedent

Save to the extent notified or specified otherwise by the Lender, and subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.4 (Lender’s participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	in relation to the first Utilisation, all the representations and warranties in Clause 19 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true; and

(c)	such other requirements as may be notified by the Lender or specified in any MCE Confirmation have, to the satisfaction of the Lender, been met, including such Transaction Security over all or any part of the assets and undertakings of each Obligor (provided that in the case of the Parent, Transaction Security shall be limited to a shares pledge over all of its shares in any Obligor) as the Lender may specify therein, in each case, in form and substance reasonably satisfactory to the Lender (and the Lender shall notify the Parent promptly upon being so satisfied).

4.1	Conditions subsequent

Save to the extent notified or specified otherwise by the Lender, the Borrower shall provide to the Lender as a condition subsequent, in relation to any Utilisation under the Facility, evidence in form and substance satisfactory to the Lender that all amounts due from the Parent pursuant to Clause 13.5 (Stamp taxes) have been paid, including without limitation payment of any documentary stamp tax due on each Promissory Note and/or any Transaction Security Documents (and any supplements thereto) in an amount sufficient to cover the aggregate Loans utilised (including such Utilisation), in each case within five Business Days of such payment being made.

4.2	Maximum number of Utilisations

A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation five (or such other number as may be approved or notified by the Lender) or more Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Parent on its behalf) may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than five (or such other number as may be approved or notified by the Lender) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request

(a)	Save to the extent notified or specified otherwise by the Lender, each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(ii)	the currency and amount of the Utilisation complies with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 11 (Interest Periods),

and it otherwise complies with any requirements notified or specified by the Lender.

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US dollars.

(b)	The amount of the proposed Utilisation must be a minimum of $5,000,000 (or such other amount as may be approved or notified by the Lender) or, if less, the Available Facility.

5.4	Lender’s participation

If the conditions set out in this Agreement have been met, the Lender shall make its participation in each Loan available by the Utilisation Date by deposit to the account (including, as the case may be, the account of a third party to whom a Borrower proposes to make payment directly) specified in the Utilisation Request (and agreed by the Lender).

5.5	Promissory Note

Each Utilisation of the Facility by the Borrower shall be evidenced by a Promissory Note, in the amount of such Utilisation, to be issued on the date of such Utilisation and payable to the order of the Lender.

5.6	Cancellation of Commitment

(a)	Save to the extent notified or specified otherwise by the Lender, the Commitment which, at that time, is unutilised shall be immediately cancelled at the end of the Availability Period.

(b)	Upon issuance of the Notes by the Borrower following completion under the terms of the Note Documents, the Lender may give not less than 30 days written notice to the Parent to immediately cancel the Commitment and require all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, to become immediately due and payable.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	The Borrowers shall repay the aggregate Loans in equal quarterly instalments (or such other amounts as may be approved or notified by the lender) (each a “Repayment Instalment”) commencing on the Quarter Date falling at the end of the second full Financial Quarter after the Opening Date and then on each of the twenty-one Quarter Dates thereafter (or on such other dates as may be approved or notified by the Lender) (each a “Repayment Date”).

(b)	Unless otherwise approved or notified by the Lender, the Borrowers may not reborrow any part of the Facility which is repaid.

6.2	Effect of prepayment on scheduled repayments

(a)	If any Loan is repaid or prepaid in accordance with Clause 7.4 (Right of cancellation and repayment) or Clause 7.1 (Illegality) then the amount of the Repayment Instalments for each Repayment Date falling after that repayment or prepayment will reduce pro rata (or in such other manner as may be approved or notified by the Lender) by the amount of the Loan repaid or prepaid.

(b)	If any Loan is prepaid in accordance with Clause 7.3 (Voluntary prepayment) or Clause 8.2 (Disposal and Insurance Proceeds) then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce pro rata (or in such other manner as may be approved or notified by the Lender) by the amount of the Loan prepaid.

7.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	the Lender shall promptly notify the Parent;

(b)	upon the Lender notifying the Parent, the Available Commitment of the Lender will be immediately cancelled; and

(c)	each Borrower shall repay the Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Lender has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Lender and the Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2	Voluntary cancellation

The Parent may, if it gives the Lender not less than five (or such other number as may be approved or notified by the Lender) Business Days’ prior notice and the Lender is satisfied that, following such cancellation, the Group will have sufficient available funding to complete the Project (and/or meet such other requirements as may be approved or notified by the Lender), cancel the whole or any part (being a minimum amount of $10,000,000 (or such other amount as may be approved or notified by the Lender)) of the Available Facility.

7.3	Voluntary prepayment

(a)	Subject to paragraph (c) below, a Borrower to which a Loan has been made may, if it or the Parent gives the Lender not less than five (or such other number as may be approved or notified by the Lender) Business Days’ prior notice and the Lender is satisfied that, following such prepayment, the Group will have sufficient available funding to complete the Project (and/or meet such other requirements as may be approved or notified by the Lender), prepay the whole or any part of that Loan (but, if in part, being an amount that reduces the amount of that Loan by a minimum amount of $10,000,000 (or such other amount as may be approved or notified by the Lender )).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	A Loan shall only be prepaid if all the Loans are:

(i)	prepaid at the same time; and

(ii)	prepaid in amounts which reduce each Loan by the same proportion.

7.4	Right of cancellation and repayment in relation to the Lender

(a)	Unless the Lender specifies otherwise, if:

(i)	any sum payable to the Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	the Lender claims indemnification from the Parent or an Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Commitment of the Lender and its intention to procure the repayment of its participation in the Utilisations.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of the Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay the Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

8.	MANDATORY PREPAYMENT AND CANCELLATION

8.1	Change of Control

(a)	Unless the Lender specifies otherwise, upon the occurrence of:

(i)	a Change of Control; or

(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facility will be cancelled and all outstanding Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.2	Disposal and Insurance Proceeds

(a)	For the purposes of this Clause 8.2, Clause 8.3 (Application of mandatory prepayments) and Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts):

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) other than (save to the extent otherwise notified by the Lender) any Permitted Disposal or Permitted Transaction.

“Disposal Proceeds” means the consideration receivable by any member of the Group for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group; and

(ii)	any Tax incurred and required to be paid by the seller in connection with that Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Disposal Proceeds” means any Disposal Proceeds as may be approved or notified as such by the Lender.

“Excluded Insurance Proceeds” means, save to the extent notified or specified otherwise by the Lender, any proceeds of an insurance claim which the Parent notifies the Lender are, or are to be, applied:

(i)	to meet a third party claim;

(ii)	to cover operating losses in respect of which the relevant insurance claim was made; or

(iii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within 30 days, or such other period as may be approved or notified by the Lender) after receipt.

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group.

(b)	Unless otherwise agreed or notified by the Lender, the Parent shall ensure that the Borrowers prepay Utilisations in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 8.3 (Application of mandatory prepayments):

(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds.

8.3	Application of mandatory prepayments

(a)	A prepayment of Utilisations made under Clause 8.2 (Disposal and Insurance Proceeds) shall be applied in prepayment of Loans as contemplated in paragraphs (b) to (e) inclusive below.

(b)	Unless the Parent makes an election under paragraph (d) below, the Borrowers shall prepay Loans, in the case of any prepayment relating to Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

A prepayment under Clause 8.2 (Disposal and Insurance Proceeds) shall prepay the Loans as follows:

(i)	in amounts which reduce the Loans by the same proportion; and

(ii)	in reducing the relevant Repayment Instalment for each Repayment Date falling after the date of prepayment in the manner contemplated by paragraph (b) of Clause 6.2 (Effect of prepayment on scheduled repayments).

(c)	Subject to paragraph (d) below, the Parent may elect that any prepayment under Clause 8.2 (Disposal and Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Parent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)	If the Parent has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Lender otherwise agrees).

8.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	Unless otherwise agreed or notified by the Lender, the Parent shall ensure that:

(i)	Disposal Proceeds and Insurance Proceeds in respect of which the Parent has made an election under paragraph (d) of Clause 8.3 (Application of mandatory prepayments) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group; and

(ii)	Excluded Disposal Proceeds and Excluded Insurance Proceeds which are to be applied for a purpose set out in or specified in relation to the definitions thereof, are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group.

(b)	The Parent and each Borrower irrevocably authorise the Lender to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been applied for the purpose notified by the Parent and set out in or specified in relation to the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds within 30 days of receipt of the relevant proceeds (or such other period as may be approved or notified by the Lender), to pay amounts due and payable under Clause 8.3 (Application of mandatory prepayments) and otherwise under the Finance Documents. The Parent and each Borrower further irrevocably authorise the Lender to so apply amounts credited to the Holding Account whether or not such period has elapsed since receipt of those proceeds if a Default has occurred and is continuing. The Parent and each Borrower also irrevocably authorise the Lender to transfer any amounts credited to the Holding Account referred to in this paragraph (b) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless a Default has occurred) be transferred back to the Holding Account).

(c)	The Lender acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to the Mandatory Prepayment Account and the Holding Account and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

8.5	Excluded proceeds

Unless otherwise agreed or notified by the Lender, where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in or specified in relation to the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Parent shall ensure that those amounts are used for that purpose and shall promptly deliver a certificate to the Lender at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

9.	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, voluntary prepayment and cancellation), paragraph (d) of Clause 8.3 (Application of Mandatory prepayments) or Clause 8.4 (Mandatory Prepayment Accounts and Holding Accounts) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Unless otherwise agreed or specified by the Lender, any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, without premium or penalty.

9.3	No reborrowing of Facilities

Unless otherwise agreed or specified by the Lender, no Borrower may reborrow any part of the Facility which is prepaid.

9.4	Prepayment in accordance with Agreement

Unless otherwise agreed or specified by the Lender, no Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitment

Unless otherwise agreed or specified by the Lender, no amount of the Commitment cancelled under this Agreement may be subsequently reinstated.

9.6	Effect of repayment and prepayment on Commitment

If all or part of the Lender’s participation in a Utilisation under the Facility is repaid or prepaid and is not available for redrawing, an amount of the Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST

10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is 5 per cent per annum.

10.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period save that, in the case of any Interest Period ending prior to the first Repayment Date, the Lender may, by notice to the Parent, elect that interest accrued during that period be paid on the first Repayment Date.

10.3	Default interest

(a)	Unless otherwise agreed or specified by the Lender, if an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Lender.

(b)	Unless otherwise agreed or specified by the Lender, if any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Unless otherwise agreed or specified by the Lender, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Lender shall promptly notify the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS

11.1	Selection of Interest Periods and Terms

(a)	Subject to this Clause 11 (Interest Periods), each Interest Period for a Loan shall, unless otherwise agreed or specified by the Lender, be 3 Months.

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(c)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

11.2	Changes to Interest Periods

(a)	The Lender may shorten an Interest Period for any Loan so as to ensure that (unless otherwise approved or notified by the Lender) all Loans have Interest Periods which:

(i)	end on the same date; and

(ii)	if they would otherwise end after the next Repayment Date under that Facility, they end on that Repayment Date.

(b)	If the Lender makes any of the changes to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Parent.

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.4	Consolidation of Loans

If two or more Interest Periods:

(a)	relate to Loans made to the same Borrower; and

(b)	end on the same date,

those Loans will, unless otherwise approved or notified by the Lender, be consolidated into, and treated as, a single Loan on the last day of the Interest Period. For the avoidance of doubt, each Promissory Note shall be treated as if it were a Loan and may be consolidated in the same manner and at the same time for the purposes of this Clause 11.4,

12.	FEES

The Parent shall pay to the Lender commitment, arrangement and such other fees (in each case, if any) in the amounts and at the times set out by the Lender in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to the Lender under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Parent on becoming so aware in respect of a payment payable to it.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on the Lender under the law of the jurisdiction in which it is incorporated or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

(c)	If the Lender makes, or intends to make a claim under paragraph (a) above, it shall promptly notify the Parent of the event which will give, or has given, rise to the claim.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify the Lender and each other Secured Party against any cost, loss or liability the Lender or that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Indirect tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to the Lender are deemed to be exclusive of any Indirect Tax, and accordingly, if any Indirect Tax is or becomes chargeable on any supply made by the Lender to any Party under a Finance Document, that Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

(c)	In relation to any supply made by the Lender to any Party under a Finance Document, if reasonably requested by the Lender, that Party must promptly provide the Lender with such information as is reasonably requested in connection with the Lender’s Tax reporting requirements in relation to such supply.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

The Lender intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Parent of the event giving rise to the claim.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity); or

(iii)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

(b)	In this Clause 14.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

(a)	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

(b)	The Parent shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate, against any cost, loss or liability incurred by the Lender or its Affiliate (or officer or employee of the Lender or its Affiliate) in connection with or arising out of the Project or the funding of the Project (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Project), unless such loss or liability is caused by the gross negligence or wilful misconduct of the Lender or its Affiliate (or employee or officer of the Lender or its Affiliate). Any Affiliate or any officer or employee of the Lender or its Affiliate may rely on this Clause 15.2 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Parent shall promptly indemnify the Lender against:

(i)	any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is a Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(ii)	any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) in acting as the Lender under the Finance Documents.

(d)	Each Obligor jointly and severally shall promptly indemnify the Lender and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Parent to comply with its obligations under Clause 17 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as the Lender, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the Lender’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(e)	The Lender and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.2 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

16.	MITIGATION BY THE LENDER

16.1	Mitigation

(a)	The Lender shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Parent shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Parent shall, promptly on demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Parent shall, within three Business Days of demand, reimburse each of the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request.

17.3	Management time and additional remuneration

(a)	Any amount payable to the Lender under Clause 15.2 (Other indemnities) and this Clause 17 shall, unless otherwise agreed or notified by the Lender, include the cost of utilising the Lender’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Parent, and is in addition to any other fee or other amount paid or payable to the Lender.

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Lender being requested by an Obligor or determining to undertake duties which the Lender and the Parent agree to be of an exceptional nature or outside the scope of normal duties under the Finance Documents; or

(iii)	the Lender and the Parent agreeing that it is otherwise appropriate in the circumstances,

the Parent shall, unless otherwise agreed or notified by the Lender, pay to the Lender any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Lender and the Parent fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Lender and approved by the Parent or, failing approval, nominated (on the application of the Lender) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the Parties.

17.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Lender and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Lender as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to the Lender punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: any change in the size, nature or cost of the Project; business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing Facility; refinancing any other indebtedness; making Facility available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment mechanics).

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

19.1	General

Save to the extent agreed or notified by the Lender, each Obligor makes the representations and warranties set out in this Clause 19 to the Lender.

19.2	Status

(a)	It is a limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group (including any of the Note Documents) or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

19.7	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

19.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened in relation to a member of the Group; and none of the circumstances described in Clause 22.6 (Insolvency) applies to a member of the Group.

19.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for:

(a)	the documentary stamp tax due on this Agreement, the Transaction Security Documents and/or the Promissory Notes, which will be paid promptly and as a condition precedent to each Utilisation hereunder (other than in respect of the documentary stamp tax on the Promissory Notes, which shall paid as soon as practicable after the execution of each such Promissory Note); and

(b)	such other registration fees, notarial fees and other costs that may be applicable in any Transaction Security Documents that the parties may enter into in accordance with this Agreement.

19.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document except for a Tax Deduction in respect of any applicable final interest withholding tax at the relevant rate required by law.

19.11	No default

(a)	No Event of Default and, on the date of this Agreement and the date of commencement of the Availability Period, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any Project Document or any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.12	No misleading information

Save as disclosed in writing to the Lender prior to the date of this Agreement:

(a)	all material information provided to the Lender by or on behalf of the Parent or any other Obligor in connection with the Project and/or the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)	all other information provided by any member of the Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.13	Financial statements

To the extent required to be delivered or supplied under this Agreement:

(a)	any financial statements delivered pursuant to this Agreement (whether under Clause 20 (Information Undertakings) or otherwise):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate;

(b)	any budgets or forecasts supplied pursuant to this Agreement (whether under Clause 20 (Information Undertakings) or otherwise) were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied; and

(c)	since the date of such financial statements, budgets or forecast delivered pursuant to this Agreement there has been no material adverse change in the business, assets or financial condition of the Group.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have been started or (to the best of its knowledge and belief (having made due and careful enquiry)) threatened against it or any of its Subsidiaries.

19.15	No breach of laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

19.16	Environmental laws

(a)	Each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

19.17	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

(c)	It is resident for Tax purposes only in its Original Jurisdiction.

19.18	Anti-corruption law

Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

19.19	Security and Financial Indebtedness

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.20	Ranking

The Transaction Security has (if such Transaction Security has been granted) or will have first ranking priority (or such other ranking in priority as may be approved or notified by the Lender) and it is not subject to any prior ranking or pari passu ranking Security other than as permitted by this Agreement.

19.21	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted and as required for the Project.

19.22	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant any Security (other than in respect of any shares it owns in another Obligor that are legally held on its behalf by the directors of that Obligor or other nominees, in which case it is the sole beneficial owner of such shares) and their respective assets are free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 21.15 (Negative pledge).

19.23	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

19.24	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as required for the Project;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

19.25	Group Structure Chart

The Group Structure Chart is true, complete and accurate in all material respects and shows the following information:

(a)	each member of the Group, including current name and company registration number, its Original Jurisdiction (in the case of an Obligor), its jurisdiction of incorporation (in the case of a member of the Group which is not an Obligor) and/or its jurisdiction of establishment, a list of shareholders (other than in respect of the Parent) and indicating whether a company is not a company with limited liability; and

(b)	all minority interests in any member of the Group (other than in respect of the Parent) and any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

19.26	Obligors

Each Subsidiary of the Parent is an Obligor.

19.27	Accounting Reference Date

The Accounting Reference Date of each member of the Group is 31 December.

19.28	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)	The Lender will not be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.29	Business

(a)	Except for the Parent, neither it nor any of its Subsidiaries has engaged in any business other than a Permitted Business.

(b)	The Original Guarantors are not engaged in any business other that what is stated in their respective constitutional documents.

19.30	Times when representations made

(a)	All the representations and warranties in this Clause 19 are made by each Original Obligor on the date of this Agreement.

(b)	All the representations and warranties in this Clause 19 are deemed to be made by each Obligor on the date of commencement of the Availability Period.

(c)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.

(d)	All the representations and warranties in this Clause 19 except Clause 19.12 (No misleading information) and Clause 19.25 (Group Structure Chart) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Provision and contents of Compliance Certificate

(a)	Unless otherwise agreed or notified by the Lender, the Parent shall within ten Business Days (or such other period as may be agreed or notified by the Lender) of each Quarter Date supply a Compliance Certificate to the Lender.

(b)	Unless otherwise agreed or notified by the Lender, each Compliance Certificate shall be signed by two directors of the Parent and, if so requested by the Lender, shall be reported on by the Parent’s Auditors in the form requested by the Lender.

20.2	Year-end

Unless otherwise agreed or notified by the Lender, the Parent shall not change its Accounting Reference Date and procure that each Financial Year-end of each member of the Group continues to falls on 31 December.

20.3	Information: miscellaneous

Unless otherwise agreed or notified by the Lender, the Parent shall supply to the Lender:

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding such amount as the Lender may specify;

(c)	promptly upon becoming aware of them, details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Disposal and Insurance Proceeds);

(d)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(e)	promptly on request, such further information regarding the Project, the business, financial condition, assets and operations of the Group and/or any member of the Group (including financial statements, budgets, projections and any amplification or explanation of any item in any of the foregoing or any other material supplied pursuant to this Agreement, any changes to management of the Group and an up to date copy of its shareholders’ register (or equivalent in its Original Jurisdiction)), and in such form, as the Lender may request.

20.4	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Parent shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.	GENERAL UNDERTAKINGS

Save to the extent agreed or notified otherwise by the Lender, the undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry out the Project and carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.4	Environmental claims

Each Obligor shall (through the Parent), promptly upon becoming aware of the same, inform the Lender in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

21.5	Anti-corruption law

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.6	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed to the Lender; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

Restrictions on business focus

21.7	Merger

Unless agreed or notified otherwise by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.

21.8	Change of business

Unless agreed or notified otherwise by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) engage in any Business other than a Permitted Business.

21.9	Acquisitions

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

21.10	Joint ventures

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

21.11	Holding Companies

Except to the extent agreed or notified otherwise by the Lender, none of the Parent and the Original Guarantors shall trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)	ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares are subject to the Transaction Security;

(c)	any liabilities under the Transaction Documents and the Note Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company;

(d)	and such other business as may be authorised by the constitutional documents of the Parent and the Original Guarantors (in each case, as may be approved and notified by the Lender).

Restrictions on dealing with assets and Security

21.12	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.13	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies or whose claims are or will be preferred pursuant to any agreement or instrument entered into pursuant to or in connection with the Note Documents.

21.14	Project Documents

(a)	Except to the extent agreed or notified otherwise by the Lender, each Obligor shall (and the Parent shall ensure that each other member of the Group will) comply with its obligations under the Project Documents.

(b)	Except to the extent agreed or notified otherwise by the Lender, each Obligor shall, (and the Parent shall ensure that each other member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Project Documents.

21.15	Negative pledge

In this Clause 21.15, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below or otherwise agreed or notified by the Lender:

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

21.16	Disposals

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

21.17	Arm’s length basis

(a)	Except as permitted by paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms and for full market value (or better for such Obligor or Group member).

(b)	The following transactions shall not be a breach of this Clause 21.17:

(i)	intra-Group loans permitted under Clause 21.18 (Loans or credit) and other intra-Group transactions (provided that, where any one Group member involved in the transaction is an Obligor, so is each other Group member);

(ii)	fees, costs and expenses payable under the Finance Documents in the amounts set out in the Finance Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender;

(iii)	any Permitted Transaction; and

(iv)	any other transaction approved or notified as such by the Lender.

Restrictions on movement of cash - cash out

21.18	Loans or credit

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

21.19	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

21.20	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, the Parent shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Parent; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (e) of the definition of that term).

Restrictions on movement of cash - cash in

21.21	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below or otherwise agreed or notified by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

21.22	Share capital

Unless agreed or notified otherwise by the Lender, no Obligor shall (and the Parent shall ensure that no other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

21.23	Insurance

(a)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

21.24	Access

If a Default is continuing or the Lender reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Parent shall ensure that each member of the Group will, permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with their management.

21.25	Intellectual Property

Unless agreed or notified otherwise by the Lender, each Obligor shall (and the Parent shall procure that each other member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of, and carrying out of the Project by, the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where, unless the Lender has notified or specified otherwise, failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

21.26	Treasury Transactions

Unless agreed or notified otherwise by the Lender, no Obligor shall (and the Parent will procure that no other member of the Group will) enter into any Treasury Transaction, other than (unless the Lender has notified or specified otherwise):

(a)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(b)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group and not for speculative purposes.

21.27	Project

(a)	Each Obligor shall obtain and/or maintain in full force and effect all Authorisations necessary and applicable to it in connection with the Project, including governmental approvals for the occupancy and operation of the Project, and any of the Project Documents as and when such Authorisations are required to be obtained in accordance with applicable legal requirements; and

(b)	The Original Borrower shall notify the Lender of the commencement of the Project’s commercial operations within five days thereof.

21.28	Further assurance

(a)	Each Obligor shall (and the Parent shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Lender Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 is an Event of Default (save for Clause 22.18 (Acceleration)).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three Business Days of its due date.

22.2	Other key obligations

(a)	An Obligor does not comply with the provisions of Clause 20 (Information Undertakings).

(b)	An Obligor does not comply with any provision of any Transaction Security Document (other than Part A).

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Other key obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the Lender giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply (or such other period as may be approved or notified by the Lender).

22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency or currencies) or such other amount as may be approved or notified by the Lender.

22.6	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 90 days (or such other period as may be approved or notified by the Lender) of commencement.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of $10,000,000 (or such other amount as may be approved or notified by the Lender) and is not discharged within 90 days (or such other period as may be approved or notified by the Lender).

22.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

22.10	Cessation of business

In the reasonable opinion of the Lender, any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business or the Project except as a result of a Permitted Disposal or a Permitted Transaction.

22.11	Change of ownership

An Obligor (other than the Parent) ceases (save to the extent of any shares which are required by applicable law to be held by another person) to be a wholly-owned Subsidiary of the Parent.

22.12	Audit qualification

The Auditors of the Group qualify the financial statements of the Parent or any other member of the Group with a “going concern” or like qualification or exception or any other qualification arising out of the scope of their audit or any qualification which the Lender reasonably considers to be material.

22.13	Expropriation

The authority or ability of any member of the Group to conduct its business and carry out the Project is, in the reasonable opinion of the Lender, limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

22.14	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or, in the reasonable opinion of the Lender, evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(b)	Any party to a Project Document rescinds or purports to rescind or repudiates or purports to repudiate that agreement or instrument in whole or in part or, in the reasonable opinion of the Lender, evidences an intention to do so, where to do so has or is, in the reasonable opinion of the Lender, reasonably likely to have a Material Adverse Effect.

22.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which have or are reasonably likely to have (or, in the reasonable opinion of the Lender, have or are reasonably likely to have) a Material Adverse Effect.

22.16	Project

(a)	Any Authorisation

(i)	is not issued;

(ii)	is issued on terms or subject to conditions;

(iii)	(or if any of its terms or conditions) is not complied with or satisfied or an event of default or termination event (or circumstances which may, in the reasonable opinion of the Lender, give rise to such an event, however described) occurs in respect thereof;

(iv)	(or its operations or any terms or rights or interests in respect thereof) is suspended, revoked, cancelled, varied or terminated, becomes invalid or illegal or otherwise ceases to be in full force or effect or any such is sought or the Authorisation is otherwise challenged in any way by any person; and

in each case, the Lender reasonably determines that this has or is reasonably likely to have a Material Adverse Effect.

(b)	It becomes unlawful for any Obligor to engage in the Project or perform any of its obligations under the Finance Documents or the Transaction Documents.

(c)	The Original Borrower or any of the Original Guarantors ceases to be a party to the Casino License.

(d)	There is a breach in any term of a Project Document by any party thereto or an event of default or termination event (or circumstances which may, in the reasonable opinion of the Lender, give rise to such an event, however described) occurs or the operation or any term of any Project Document is suspended, revoked, cancelled, varied or terminated, becomes invalid or illegal or otherwise ceases to be in full force or effect and, in each case, the Lender reasonably determines that this has or is reasonably likely to have a Material Adverse Effect.

22.17	Material adverse change

Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

22.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Parent:

(a)	cancel the Commitment at which time it shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDER

The Lender may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another person in such manner and on such terms as it may determine (and each of the Obligors shall do all such things as the Lender may reasonably require in order to effect such assignment or transfer).

24.	CHANGES TO THE OBLIGORS

24.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	The Parent may request that any of its Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower (or such other jurisdiction as the Lender may specify or agree) and the Lender approves the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Lender a duly completed and executed Accession Deed;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	save to the extent the Lender agrees or specifies otherwise, the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Lender.

(b)	Subject to paragraph (a) above, the Lender shall notify the Parent promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.3	Resignation of a Borrower

(a)	In this Clause 24.3, Clause 24.5 (Resignation of a Guarantor) and Clause 24.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 21.16 (Disposals) or made with the approval of the Lender (and the Parent has confirmed this is the case).

(b)	If a Borrower is the subject of a Third Party Disposal, the Parent may request that such Borrower (other than the Parent or the Original Borrower) ceases to be a Borrower by delivering to the Lender a Resignation Letter.

(c)	The Lender shall accept a Resignation Letter and notify the Parent of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents;

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 24.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case);

(iv)	the Parent has confirmed that it shall ensure that any relevant Disposal Proceeds will be applied in accordance with Clause 8.2 (Disposal and Insurance Proceeds); and

(v)	the Lender’s prior consent has been obtained.

(d)	Upon notification by the Lender to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower except that the resignation shall not take effect (and the Borrower will continue to have rights and obligations under the Finance Documents) until the date on which the Third Party Disposal takes effect.

(e)	The Lender may, at the cost and expense of the Parent, require a legal opinion from counsel to the Lender confirming the matters set out above and the Lender shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

24.4	Additional Guarantors

(a)	The Parent may request that any of its Subsidiaries become a Guarantor.

(b)	The Parent shall procure that each other member of the Group shall, as soon as possible after becoming a member of the Group, become an Additional Guarantor and grant such Security as the Lender may require.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Lender a duly completed and executed Accession Deed;

(ii)	save to the extent the Lender agrees or specifies otherwise, the Lender has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Lender; and

(iii)	the Lender’s prior consent has been obtained.

(d)	Subject to paragraph (c) above, the Lender shall notify the Parent promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent or the Original Borrower) ceases to be a Guarantor by delivering to the Lender a Resignation Letter if that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 24.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case.

(b)	The Lender shall accept a Resignation Letter and notify the Parent of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 18.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 24.3 (Resignation of a Borrower);

(iv)	the Parent has confirmed that it shall ensure that the Disposal Proceeds will be applied in accordance with Clause 8.2 (Disposal and Insurance Proceeds); and

(v)	the Lender’s prior consent has been obtained.

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

24.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 19.30 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Lender, or Transaction Security in favour of the Lender was created over the shares (or equivalent) of that Borrower or Guarantor, the Lender may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(b)	any resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

SECTION 10

THE LENDER

25.	ROLE OF THE LENDER

25.1	No fiduciary duties

Nothing in any Finance Document constitutes the Lender as a trustee or fiduciary of any other person.

25.2	Business with the Group

The Lender may engage in any kind of lending or other business with any member of the Group.

25.3	Rights and discretions

(a)	The Lender may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Lender may assume (unless it has received notice to the contrary in its capacity as such) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Lender may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	The Lender may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Lender or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(e)	The Lender may act in relation to the Finance Documents through its officers, employees and agents and the Lender shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Lender’s gross negligence or wilful misconduct.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Lender is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)	Notwithstanding any provision of any Finance Document to the contrary, the Lender is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

25.4	No duty to monitor

The Lender shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.5	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Lender), the Lender will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Lender) may take any proceedings against any officer, employee or agent of the Lender, in respect of any claim it might have against the Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Lender may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Lender will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Lender if the Lender has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Lender for that purpose.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the Lender’s liability, any liability of the Lender arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Lender or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Lender at any time which increase the amount of that loss. In no event shall the Lender be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Lender has been advised of the possibility of such loss or damages.

25.6	Lender’s management time

Any amount payable to the Lender under Clause 15 (Other Indemnities) and Clause 17 (Costs and expenses) shall include the cost of utilising the Lender’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Lender may notify to the Parent, and is in addition to any fee or other amount paid or payable to the Lender under Clause 12 (Fees).

26.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account and with such bank as the Lender, in each case, specifies.

27.2	Payments by the Lender

Each payment to be made or which has been received by the Lender under the Finance Documents for another Party shall, subject to Clause 27.3 (Payments to an Obligor) and Clause 27.4 (Clawback) be made available by the Lender as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account as that Party may notify to the Lender by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency or as specified by that Party (in each case, as may be approved, and subject to any notification to the contrary, by the Lender).

27.3	Payments to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 28 (Set-Off)) apply any amount payable to or received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback

(a)	Where a sum is to be received or paid to the Lender under the Finance Documents for payment to another Party, the Lender is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Lender pays an amount to another Party and it proves to be the case that the Lender had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Lender shall on demand refund the same to the Lender together with interest on that amount from the date of payment to the date of receipt by the Lender, calculated by the Lender to reflect its cost of funds.

27.5	Partial payments

(a)	If the Lender receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Lender shall (subject to any variation which may be approved or notified by it) apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Lender under those Finance Documents (other than any amount specified in paragraphs (ii) or (iii) below);

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

27.6	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the US dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the US dollar shall be paid in that other currency.

27.9	Disruption to Payment Systems etc.

If either the Lender determines (in its discretion) that a Disruption Event has occurred or the Lender is notified by the Parent that a Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Parent or, as the case may be, determined by the Lender shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents;

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 27.9; and

(e)	the Lender shall notify the Parent of all changes determined pursuant to paragraph (d) above.

28.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of any other Obligor, that identified with its name below or notified in writing to the Lender on or prior to the date on which it becomes a Party; and

(c)	in the case of the Lender, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document made or delivered to the Parent in accordance with this Clause 29.3 will be deemed to have been made or delivered to each of the Obligors.

(d)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Notification of address and fax number

Promptly upon changing its address or fax number, the Lender shall notify the other Parties.

29.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or as may otherwise be approved or notified by the Lender).

31.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender or other Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any other Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

34.	GOVERNING LAW

This Agreement is governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 35.1 is for the benefit of the Lender and the other Secured Parties only. As a result, neither the Lender nor any other Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender and any other Secured Parties may take concurrent proceedings in any number of jurisdictions.

35.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within three Business Days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL GUARANTORS

Name of Original Guarantor	Registration number (or equivalent, if any) Original Jurisdiction
MCE Holdings (Philippines) Corporation	CS201214789

MCE Holdings No. 2 (Philippines) Corporation	CS201215365

SCHEDULE 2

CONDITIONS PRECEDENT

Part IA

Conditions precedent to signing of the Agreement

1.	Obligors

(a)	A copy of the Constitutional Documents and of the constitutional documents of each other Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A certificate of the Parent (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor to be exceeded.

(d)	A certificate of an authorised signatory of the Parent or other relevant Original Obligor certifying that each copy document relating to it specified in this Part IA of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

2.	Project Documents

A copy of each of the Project Documents as executed by the parties to those documents.

3.	Finance Documents

(a)	This Agreement executed by the members of the Group party to this Agreement.

(b)	The Fee Letter executed by the Parent.

(c)	A copy of all notices required to be sent under the Transaction Security Documents executed by relevant Obligors duly acknowledged by the addressee.

4.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 35.2 (Service of process) has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document, or for the validity and enforceability of any Transaction Document, or otherwise comprised in or in any way related to the Group or the Project.

Part IB

Conditions precedent to initial Utilisation

1.	Finance Documents

(a)	An MCE Confirmation.

(b)	A copy of the duly-executed Promissory Note issued in respect of the initial Utilisation.

(c)	At least two originals of each Transaction Security Document executed by the relevant Obligors as may be required and specified by the Lender.

(d)	A copy of all notices required to be sent under the Transaction Security Documents executed by relevant Obligors duly acknowledged by the addressee.

2.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 12 (Fees), Clause 13.5 (Stamp taxes) and Clause 17 (Costs and expenses) have been paid (or provided for to the satisfaction of the Lender) on or prior to the first Utilisation Date, including without limitation payment of any documentary stamp tax due on each Promissory Note and/or any Transaction Security Documents (and any supplements thereto) in an amount sufficient to cover the proposed Utilisation.

(b)	A letter from the Parent to the Lender specifying the Holding Account and the Mandatory Prepayment Account including details of each account name, account number and the name and address of the bank where each account is held.

(c)	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document (or for the validity and enforceability of any Transaction Document) or otherwise comprised in or in any way related to the Group or the Project

Part IC

Conditions precedent to each Utilisation

1.	Finance Documents

(a)	A copy of the duly-executed Promissory Note in respect of each Utilisation.

(b)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 12 (Fees), Clause 13.5 (Stamp taxes) and Clause 17 (Costs and expenses) have been paid (or provided for to the satisfaction of the Lender) on or prior to the relevant Utilisation Date, including without limitation payment of any documentary stamp tax due on each Promissory Note and/or any Transaction Security Documents (and any supplements thereto) in an amount sufficient to cover the aggregate Loans utilised (including such proposed Utilisation).

Part II

Conditions precedent required to be

delivered by an Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents

4.	If applicable, a copy of a resolution of the board of directors of the Additional Obligor, establishing the committee referred to in paragraph 3 above.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If applicable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Commitment would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	The following legal opinions, each addressed to the Lender:

(a)	A legal opinion from legal advisers to the Lender as to English law.

(b)	Legal opinions from the legal advisers to the Lender as to the jurisdiction of incorporation of the Additional Obligor (or its equivalent) and such other laws as the Lender may require.

12.	Evidence that the process agent specified in Clause 35.2 (Service of process) has accepted its appointment in relation to the proposed Additional Obligor.

13.	Evidence that any fees, costs and expenses then due from the Parent in respect of the Additional Obligor pursuant to Clause 12 (Fees), Clause 13.5 (Stamp taxes) and Clause 17 (Costs and expenses) have been paid (or provided for to the satisfaction of the Lender) on or prior to the date of the Accession Deed, including without limitation payment of any documentary stamp tax due on each Promissory Note and/or any Transaction Security Documents (and any supplements thereto) in an amount sufficient to cover the aggregate Loans utilised.

14.	Any security documents which are required by the Lender to be executed by the proposed Additional Obligor.

15.	Any notices or documents required to be given or executed under the terms of those security documents and evidence that each has been duly authorised, executed and delivered by the parties thereto and (where required) duly filed, recorded, stamped and registered.

16.	A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document (or for the validity and enforceability of any Transaction Document) or otherwise comprised in or in any way related to the Group or the Project.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]/[Parent]*
To:	[Lender]
Dated:

Dear Sirs

[Parent] – [                    ] Loan Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[ ]

(b)	Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

(c)	Amount:	[ ] or, if less, the Available Facility

(d)	Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	This Loan is to be made for the purpose of [ ].

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[the Parent on behalf of [insert name of relevant Borrower]]/ [insert name of Borrower]*

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Parent.

SCHEDULE 4

FORM OF PROMISSORY NOTE

[Date of Utilisation]	TERMINATION DATE: •

1.	For value received, MCE Leisure (Philippines), Inc. (the “Borrower”) unconditionally promises to pay to the order of MCE (Philippines) Investment Limited (the “Lender”) the principal sum of USD[—], [US Dollars], together with stipulated interest thereon, pursuant to the terms of the Loan Agreement between, amongst others, the Borrower and the Lender dated [—] (the “Agreement”), as may be amended, supplemented and/or restated from time to time (including pursuant to any MCE Confirmation), to which reference is hereby made and which are herein incorporated by reference. All capitalised terms used herein as proper nouns shall have the same meaning set out in the Agreement.

2.	The Borrower further promises to pay any default interest, costs and expenses to the Lender on amounts due and owing to the Lender at the rates and in the manner provided and calculated in accordance with the provisions of the Agreement.

3.	All payments under this Promissory Note shall be made in US Dollars in immediately cleared funds in full and shall be payable without counterclaim, free and clear of and without deduction for taxes, restrictions or conditions of any nature as provided under the Agreement. If the Borrower is required to make any such deduction or withholding from any such payment, the Borrower shall pay such additional amounts as are provided in the Agreement.

4.	The Borrower hereby waives presentment, demand for payment, notice of dishonour, protest and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

5.	The Lender may assign their rights under this Promissory Note without restriction.

6.	The Borrower has the right on giving notice as set out in the Agreement to prepay this Promissory Note in whole or in part in accordance with the terms of the Agreement.

7.	The repayment of all sums due under this Promissory Note is secured by the Transaction Security set forth in or granted pursuant to the Agreement, to which reference is hereby made and which is incorporated herein by said reference.

8.	This Promissory Note shall be governed by, and construed in accordance with, the law of England. The Borrower irrevocably agrees that, subject to Section 12 of the Agreement (which shall also apply mutatis mutandis as between the parties in respect of this Promissory Note) the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Promissory Note.

This Promissory Note is executed as a deed by the Borrower and is delivered on the date stated above

Executed as deed by:

MCE Leisure (Philippines) Corporation.

By:

Signature of authorised signatory:

Name:

Title:

In the presence of:

Signature of witness:

Name:

Occupation:

SCHEDULE 5

FORM OF ACCESSION DEED

To:	[ ] as Lender

From:	[Subsidiary] and [Parent]

Dated:

Dear Sirs

[Parent] – [                    ] Loan Agreement

dated [                    ] (the “ Agreement”)

1.	We refer to the Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Agreement. Terms defined in the Agreement have the same meaning in paragraphs 1-[3]/[4] of this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [ ].

3.	[The Parent confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower].[1]

4.	[Subsidiary’s] administrative details for the purposes of the Agreement are as follows:

Address:

Fax No.:

Attention:

5.	This Accession Deed is governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Parent and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[1]	Include in the case of an Additional Borrower.

[Subsidiary]

[EXECUTED AS A DEED	)
By: [Subsidiary]	)

Director

Director/Secretary

OR
[EXECUTED AS A DEED By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]

The Parent

[Parent]

By:

SCHEDULE 6

FORM OF RESIGNATION LETTER

To:	[ ] as Lender

From:	[resigning Obligor] and [Parent]

Dated:

Dear Sirs

[Parent] - [                    ] Loan Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.5 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 8.2 (Disposal and Insurance Proceeds);]**]

(d)	[ ]***

4.	This Resignation Letter is governed by English law.

[Parent]	[resigning Obligor]

By:	By:

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***	Insert any other conditions required by the Agreement.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Lender

From:	[Parent]

Dated:

Dear Sirs

[Parent] - [                    ] Loan Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	[We confirm that no Default is continuing.]

Signed

	Director	Director
	of	of
	[Parent]	[Parent]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**

SCHEDULE 8

GROUP STRUCTURE CHART2

Melco Crown (Philippines) Resorts Corporation (Philippines)

99.99%

MCE Holdings (Philippines) Corporation (Note 1) (Philippines)

99.99%

MCE Holdings No. 2 (Philippines) Corporation (Note 1) (Philippines)

99.99%

MCE Leisure (Philippines) Corporation (Philippines) (Note 1)

[2]	Note 1: Balance of shares owned by directors of each relevant company

SIGNATURES

THE PARENT

MELCO CROWN (PHILIPPINES) RESORTS CORPORATION

By:    /s/ Yuk Man Chung

Address:	Aseana Boulevard corner Roxas Boulevard, Brgy. Tambo, Parañaque City, 1701 Philippines

Fax:	+632 815 3172

Attention:	Corporate Secretary/ Frances T. Yuyucheng

THE ORIGINAL BORROWER

MCE LEISURE (PHILIPPINES) CORPORATION

By:    /s/ Yuk Man Chung

Address:	Aseana Boulevard corner Roxas Boulevard, Brgy. Tambo, Parañaque City, 1701 Philippines

Fax:	+632 815 3172

THE ORIGINAL GUARANTORS

MCE HOLDINGS NO. 2 (PHILIPPINES) CORPORATION

By:    /s/ Yuk Man Chung

Address:	Aseana Boulevard corner Roxas Boulevard, Brgy. Tambo, Parañaque City, 1701 Philippines

Fax:	+632 815 3172

SIGNATURES

MCE HOLDINGS (PHILIPPINES) CORPORATION

By:    /s/ Yuk Man Chung

Address:	Aseana Boulevard corner Roxas Boulevard, Brgy. Tambo, Parañaque City, 1701 Philippines

Fax:	+632 815 3172

THE LENDER

MCE (PHILIPPINES) INVESTMENTS LIMITED

By:    /s/ Yuk Man Chung

Address:	c/o MELCO Crown Entertainment Limited

36th Floor, The Centrium, 60 Wyndham Street

Central Hong Kong SAR

Fax:	+852 2537 3618

Attention:	The Company Secretary